Exhibit 99.1

Case 1:21-cv-07306 Document 1 Filed 08/31/21 Page 1 of 16

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK

SHIVA STEIN,	:
:
Plaintiff,	:	Civil Action No. 1:21-cv-7306
:
v.	:	COMPLAINT FOR VIOLATIONS OF
	:	SECTIONS 14(a) AND 20(a) OF THE
CAPSTEAD MORTGAGE CORPORATION,	:	SECURITIES EXCHANGE ACT OF
PAT AUGUSTINE, JACK E. BIEGLER,	:	1934
MICHELLE P. GOOLSBY, GARY KEISER,	:
CHRISTOPHER W. MAHOWALD,	:	JURY TRIAL DEMANDED
MICHAEL G. O’NEIL, PHILLIP A.	:
REINSCH, MARKS. WHITING, BENEFIT	:
STREET PARTNERS REALTY TRUST,	:
INC., and RODEO SUB I, LLC,	:
:
Defendants.	:
:

Shiva Stein (“Plaintiff’), by and through her attorneys, alleges the following upon information and belief, including investigation of counsel and review of publicly-available information, except as to those allegations pertaining to Plaintiff, which are alleged upon personal knowledge:

1. This is an action brought by Plaintiff against Capstead Mortgage Corporation (“Capstead or the “Company”), the members Capstead’s board of directors (the “Board” or the “Individual Defendants”), Benefit Street Partners Realty Trust (“Benefit Street Partners”) and Rodeo Sub I, LLC (“Merger Sub” and collectively with the Company, Benefit Street Partners, the Board or Individual Defendants, the “Defendants”) for their violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(a), 78t(a), and SEC Ru1e 14a-9, 17 C.F.R. 240.14a-9 and 17 C.F.R. § 244.100, in connection with the proposed merger between Capstead and Benefit Street Partners Corporation and its affiliates (“Benefit Street Partners”).

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2. Defendants have violated the above-referenced sections of the Exchange Act by causing a materially incomplete and misleading Registration Statement on Form S-4 (the “Registration Statement”) to be filed on August 19, 2021 with the United States Securities and Exchange Commission (“SEC”) and disseminated to Company stockholders. The Registration Statement recommends that Company stockholders vote in favor of a proposed transaction whereby Capstead will merge with and into Merger Sub, with Merger Sub continuing as the surviving company and a direct wholly owned subsidiary of Benefit Street Partners (the “Proposed Transaction”). Pursuant to the terms of the definitive agreement and plan of merger the companies entered into (the “Merger Agreement”), each Capstead stockholder will receive: (i) a cash payment equal to a 15.75% premium to Capstead’s diluted book value per share and (ii) shares of Benefit Street Partners common stock calculated on an adjusted “book-for-book” basis, to be calculated on a date prior to the closing of the Proposed TRansaction (the “Merger Consideration”)

3. As discussed below, Defendants have asked Capstead’s stockholders to support the Proposed Transaction based upon the materially incomplete and misleading representations and information contained in the Registration Statement, in violation of Sections 14(a) and 20(a) of the Exchange Act. Specifically, the Registration Statement contains materially incomplete and misleading information concerning the analyses performed by the Company’s financial advisor, Credit Suisse Securities (USA) LLC (“Credit Suisse”) in support of its fairness opinions.

4. It is imperative that the material information that has been omitted from the Registration Statement is disclosed to the Company’s stockholders prior to the forthcoming stockholder vote so that they can properly exercise their corporate suffrage rights.

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5. For these reasons and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Proposed Transaction unless and until the material information discussed below is disclosed to Capstead’s stockholders or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act.

JURISDICTION AND VENUE

6. This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Sections 14(a) and 20(a) ofthe Exchange Act and SEC Rule 14a-9.

7. Personal jurisdiction exists over each Defendant either because the Defendant conducts business in or maintains operations in this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over Defendant by this Court permissible under traditional notions of fair play and substantial justice.

8. Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because Benefit Street Partners is headquartered in this District.

PARTIES

9. Plaintiff is, and has been at all relevant times, the owner of Capstead stocks and has held such stocks since prior to the wrongs complained of herein.

10. Individual Defendant Pat Augustine has served as a member of the Board since August 2020.

11. Individual Defendant Jack E. Biegler has served as a member of the Board since June 2005.

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12. Individual Defendant Michelle P. Goolsby has served as a member of the Board since June 2012.

13. Individual Defendant Gary Keiser has served as a member of the Board since January 2004.

14. Individual Defendant Christopher W. Mahowald has served as a member of the Board since June 2005 and is the Chairman of the Board.

15. Individual Defendant Michael G. O’Neil has served as a member of the Board since April 2000.

16. Individual Defendant Phillip A. Reinsch has served as a member of the Board since July 2016 and is the Company’s President and Chief Executive Officer.

17. Individual Defendant Mark S. Whiting has served as a member of the Board since April 2000.

18. Defendant Capstead is a Maryland corporation and maintains its principal offices at 8401 N. Central Expressway, Suite 800, Dallas, Texas 75225. The Company’s stock trades on the New York Stock Exchange under the symbol “CMO.”

19. Defendant Benefit Street Partners is a party to the Merger Agreement.

20. Defendant Merger Sub is a party to the Merger Agreement.

21. The defendants identified in paragraphs 10-17 are collectively referred to as the “Individual Defendants” or the “Board.”

22. The defendants identified in paragraphs 10-20 are collectively referred to as the “Defendants.”

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SUBSTANTIVE ALLEGATIONS

A.	The Proposed Transaction

23. Capstead operates as a real estate investment trust (REIT) in the United States. It invests in a portfolio of residential mortgage pass-through securities primarily consisting of short-duration adjustable-rate mortgage securities issued and guaranteed by government-sponsored enterprises, or by an agency of the federal government. The Company qualifies as a REIT for federal income tax purposes. It generally would not be subject to federal corporate income taxes if it distributes at least 90% of its taxable income to its stockholders. The Company was incorporated in 1985 and is headquartered in Dallas, Texas.

24. On July 26, 2021, the Company and Benefit Street Partners jointly announced the Proposed Transaction:

NEW YORK & DALLAS—(BUSINESS WIRE)— Benefit Street Partners Realty Trust, Inc. (“BSPRT”), a publicly-registered, non-listed real estate investment trust (“REIT”), and Capstead Mortgage Corporation (NYSE: CMO) (“Capstead”), a REIT, today announced they have entered into a definitive merger agreement. Under the terms ofthe agreement, Capstead common stockholders will receive a cash payment equal to a 15.75% premium to Capstead’s diluted book value per share and shares of BSPRT common stock calculated on an adjusted “book-for-book” basis. The book values for Capstead and BSPRT used to calculate the cash consideration and exchange ratio will be set on a date prior to the closing of the transaction. Based on the June 30 adjusted book values per share,1 the implied cash payment would be $0.99 per share and the total value would be $7.30 per share, representing an implied 20% premium to the last reported sale price of Capstead common stock on the New York Stock Exchange (“NYSE”) on July 23, 2021.

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The combined company, to be called “Franklin BSP Realty Trust” post-close, will transition the capital base of Capstead, a residential mortgage REIT, into commercial mortgage loans where BSPRT is focused. BSPRT’s external manager, Benefit Street Partners L.L.C. (“BSP’’), a wholly-owned subsidiary of Franklin Resources, Inc. (“Franklin Templeton”), will manage the combined company following the completion of the transaction. Upon closing the transaction, which is expected in the fourth quarter of 2021, the combined company will become the fourth largest commercial mortgage REIT with nearly $2 billion of pro forma equity and its common stock will trade on the NYSE under the new ticker symbol FBRT.

Highlights of the Merger

•

Transaction provides Capstead common stockholders with a cash payment at closing equal to a 15.75% premium to diluted book value per share and an ongoing ownership interest in Franklin BSP Realty Trust with the potential for higher returns and dividend yields.

•	Franklin BSP Realty Trust will be the 4th largest commercial mortgage REIT with nearly $2 billion of pro forma equity.

•

Transition to BSPRT’s strategy of originating commercial mortgage loans, which has delivered returns on equity in excess of 10%, is expected to generate higher returns with less volatility and lower leverage than Capstead’s current strategy.

•

Franklin BSP Realty Trust will be externally managed by an experienced team of approximately 60 real estate credit investment professionals at BSP, led by Michael Comparato, BSP’s Head of Commercial Real Estate, and Franklin Templeton with significant investment and risk management expertise across the credit spectrum.

•	Franklin BSP Realty Trust will be publicly traded on the NYSE under the ticker FBRT, providing existing BSPRT stockholders greater access to liquidity.

•	A $100 million common stock repurchase program will be available post-closing to support the combined company’s common stock trading level.

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Richard J. Byrne, President and Chief Executive Officer of BSPRT, said, “With the combined capital of BSPRT and Capstead, we are well positioned to capture opportunities ahead of us and create superior value for our stockholders. We believe our differentiated investment strategy, marked by a focus on middle market commercial real estate mortgages, provides us a significant competitive advantage with a large-scale, diverse portfolio that has delivered strong growth and attractive returns over the long term. Coupled with BSP’s strong deal sourcing and underwriting capabilities supported by Franklin Templeton’s world class sponsorship, the new Franklin BSP Realty Trust will be poised to benefit from the large and compelling commercial real estate lending market opportunity resulting from a significant volume of upcoming commercial real estate debt maturities.”

Phillip A. Reinsch, Chief Executive Officer of Capstead, said, “This transaction provides Capstead common stockholders with an immediate and sizable cash premium and significant opportunity to participate in the upside of the combined company as it establishes itself as one of the larger publicly-traded commercial mortgage REITs. After conducting a thorough strategic review, our Board concluded redirecting Capstead’s capital into commercial real estate lending by combining with a highly respected originator that has a strong track record and best-in-class sponsorship is an exciting opportunity. Combining with BSPRT will allow Capstead’s stockholders to transition into an ownership position in a leading commercial mortgage REIT capable of generating 10%-plus returns on equity that we believe has significant long-term growth potential.”

The combined company will be externally managed by BSP, a leading credit-focused alternative asset manager with approximately $32 billion of assets under management as of June 30, 2021. BSP is a wholly-owned subsidiary of Franklin Templeton, one of the largest independent asset managers in the world with over $1.5 trillion of assets under management as of June 30, 2021.

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External manager BSP will fund approximately $75 million of the cash merger consideration to be paid for each share of Capstead common stock. The remaining cash consideration will be funded by BSPRT~ which will also issue shares of the combined company~s common stock for each share of Capstead common stock based on an adjusted book-for-book exchange. The merger will be a taxable transaction for U.S. federal income tax purposes.

In addition to the above consideration, BSPRT will assume Capstead’ s $100 million in unsecured borrowings maturing in 2035 and 2036 and $258 million of issued and outstanding 7.50% Series E cumulative redeemable preferred stock, which will be exchanged for new preferred shares of the combined company with the same terms.

BSPRT and BSP have committed to certain structural and market protections to support the combined company’s common stock performance following completion of the merger, including a 6-month lock-up for approximately 94% of the current shares of BSPRT common stock and a committed common stock repurchase plan of up to $100 million to support the combined company’s stock price beginning four weeks after closing, up to $35 million of which will be funded by BSP and Franklin Templeton.

The transaction has been unanimously approved by both companies’ Boards of Directors and is subject to customary closing conditions, including the approval of Capstead’s stockholders.

Credit Suisse IS serving as financial advisor and Hunton Andrews Kurth LLP is serving as legal advisor to Capstead. Houlihan Lokey served as lead financial advisor, and Barclays served as financial advisor, to BSPRT. Hogan Lovells US LLP served as legal advisor to BSPRT.

***

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25. The Board has unanimously agreed to the Proposed Transaction. It is therefore imperative that Capstead’s stockholders are provided with the material information that has been omitted from the Registration Statement, so that they can meaningfully assess whether or not the Proposed Transaction is in their best interests prior to the forthcoming stockholder vote.

B.	The Materially Incomplete and Misleading Registration Statement

26. On August 19, 2021, Capstead and Benefit Street Partners jointly filed the Registration Statement with the SEC in connection with the Proposed Transaction. The Registration Statement was furnished to the Company’s stockholders and solicits the stockholders to vote in favor of the Proposed Transaction. The Individual Defendants were obligated to carefully review the Registration Statement before it was filed with the SEC and disseminated to the Company’s stockholders to ensure that it did not contain any material misrepresentations or omissions. However, the Registration Statement misrepresents and/or omits material information that is necessary for the Company’s stockholders to make an informed decision concerning whether to vote in favor of the Proposed Transaction, in violation of Sections 14(a) and 20(a) of the Exchange Act.

Omissions and/or Material Misrepresentations Concerning Financial Projections

27. The Registration Statement fails to provide material information concerning financial projections by management and relied upon by Credit Suisse in its analyses. The Registration Statement discloses management-prepared financial projections for the Company which are materially misleading. The Registration Statement indicates that in connection with the rendering of its fairness opinion, that the management prepared certain non-public financial forecasts (the “Company Projections” and “Benefit Street Partners Projections”) and provided them to the Board and Credit Suisse by management of both Capstead and Benefit Street Partners with forming a view about the stand-alone and pro forma valuations. Accordingly, the Registration

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Statement should have, but fails to provide, certain information in the projections that managements provided to the Board and its financial advisor. Courts have uniformly stated that ‘‘projections ... are probably among the most highly-prized disclosures by investors. Investors can come up with their own estimates of discount rates or [] market multiples. What they cannot hope to do is replicate management’s inside view of the company’s prospects.” In re Netsmart Techs., Inc. S’holders Litig., 924 A.2d 171, 201-203 (Del. Ch. 2007).

28. For the Company Projections, the Registration Statement provides values for a non-GAAP (Generally Accepted Accounting Principles) financial metric for fiscal years 2021 through 2023: Diluted Core Earnings Per Common Share as calculated by each of the Company’s and Benefit Street Partners’s management, but fails to provide line items used to calculate this metric or a reconciliation of the non-GAAP metric to its most comparable GAAP measure, in direct violation of Regulation G and consequently Section 14(a).

29. For the Benefit Street Partners Projections, the Registration Statement fails to disclose the projected distributed cash flows that Benefit Street Partners was forecasted to generate during the third and fourth quarters of fiscal year ending 2021 through the full fiscal year ending December 31, 2023, and Benefit Street Partners’ Book Value per Common Share, metrics used in Credit Suisse’s financial analyses (below).

30. When a company discloses non-GAAP financial measures in a Registration Statement that were relied on by a board of directors to recommend that stockholders exercise their corporate suffrage rights in a particular manner, the company must, pursuant to SEC regulatory mandates, also disclose all projections and information necessary to make the non-GAAP measures not misleading, and must provide a reconciliation (by schedule or other clearly understandable method) of the differences between the non-GAAP financial measure disclosed or released with the most comparable financial measure or measures calculated and presented in accordance with GAAP. 17 C.F .R. § 244.100.

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31. The SEC has noted that:

companies should be aware that this measure does not have a uniform definition and its title does not describe how it is calculated. Accordingly, a clear description of how this measure is calculated, as well as the necessary reconciliation, should accompany the measure where it is used. Companies should also avoid inappropriate or potentially misleading inferences about its usefulness. For example, “free cash flow” should not be used in a manner that inappropriately implies that the measure represents the residual cash flow available for discretionary expenditures, since many companies have mandatory debt service requirements or other non-discretionary expenditures that are not deducted from the measure.

32. Thus, to cure the Registration Statement and the materially misleading nature of the forecasts under SEC Rule 14a-9 as a result of the omitted information in the Registration Statement, Defendants must provide a reconciliation table of the non-GAAP measure to the most comparable GAAP measure to make the non-GAAP metric included in the Registration Statement not misleading.

Omissions and/or Material Misrepresentations Concerning Financial Analyses

33. With respect to Credit Suisse’s Selected Public Companies Analysis for BSPRT, the Registration Statement fails to disclose Benefit Street Partners’ reported tangible book value per share (“TBVPS”).

34. With respect to Credit Suisse’s Dividend Discount Analysis for Capstead, the Registration Statement fails to disclose: (i) terminal values for Capstead; (ii) the basis for applying a selected range of price/TBVPS multiples of 0.90x to 1.05x; and (iii) the basis for applying a selected range of discount rates of 9.0% to 13.0%.

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35. With respect to Credit Suisse’s Dividend Discount Analysis for Benefit Street Partners, the Registration Statement fails to disclose: (i) terminal values for Benefit Street Partners; (ii) the basis for applying a selected range of price/TBVPS multiples of 0.95x to 1.20x; and (iii) the basis for applying a selected range of discount rates of 8.0% to 14.0%.

36. With respect to Credit Suisse’s Analyst Price Targets analysis, the Registration Statement fails to disclose the analysts observed and the corresponding price targets.

37. In sum, the omission of the above-referenced information renders statements in the Registration Statement materially incomplete and misleading in contravention of the Exchange Act. Absent disclosure of the foregoing material information prior to the special stockholder meeting to vote on the Proposed Transaction, Plaintiff will be unable to make a fully-informed decision regarding whether to vote in favor of the Proposed Transaction, and she is thus threatened with irreparable harm, warranting the injunctive relief sought herein.

CLAIMS FOR RELIEF

COUNT I

On Behalf of Plaintiff Against All Defendants for Violations of

Section 14(a) of the Exchange Act and Rule 14a-9 and 17 C.F.R. § 244.100

38. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

39. Rule 14a-9, promulgated by the SEC pursuant to Section 14(a) of the Exchange Act, provides that proxy communications with stockholders shall not contain “any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.” 17 C.F.R. § 240.14a-9.

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40. Defendants have issued the Registration Statement with the intention of soliciting stockholder support for the Proposed Transaction. Each of the Defendants reviewed and authorized the dissemination of the Registration Statement and the use of their name in the Registration Statement, which fails to provide critical information regarding, among other things, the financial projections that were prepared by the Company and relied upon by the Board in recommending the Company’s stockholders vote in favor of the Proposed Transaction.

41. In so doing, Defendants made untrue statements of fact and/or omitted material facts necessary to make the statements made not misleading. Each of the Individual Defendants, by virtue of their roles as officers and/or directors, were aware of the omitted information but failed to disclose such information, in violation of Section 14(a). The Individual Defendants were therefore negligent, as they had reasonable grounds to believe material facts existed that were misstated or omitted from the Registration Statement, but nonetheless failed to obtain and disclose such information to stockholders although they could have done so without extraordinary effort.

42. Defendants were, at the very least, negligent in preparing and reviewing the Registration Statement. The preparation of a Registration Statement by corporate insiders containing materially false or misleading statements or omitting a material fact constitutes negligence. Defendants were negligent in choosing to omit material information from the Registration Statement or failing to notice the material omissions in the Registration Statement upon reviewing it, which they were required to do carefully. Indeed, Defendants were intricately involved in the process leading up to the signing of the Merger Agreement and the preparation and review of strategic alternatives.

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43. The misrepresentations and omissions in the Registration Statement are material to Plaintiff, who will be deprived of her right to cast an informed vote if such misrepresentations and omissions are not corrected prior to the vote on the Proposed Transaction. Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

COUNT II

On Behalf of Plaintiff Against the Individual Defendants for Violations of Section 20(a) of the Exchange Act

44. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

45. The Individual Defendants acted as controlling persons of Capstead within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as directors of Capstead, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Registration Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of Capstead, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

46. Each of the Individual Defendants was provided with or had unlimited access to copies of the Registration Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

47. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of Capstead, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The omitted information identified above was reviewed by the Board prior to voting on the Proposed Transaction. The Registration Statement at issue contains the unanimous recommendation of the Board to approve the Proposed Transaction. The Individual Defendants were thus directly involved in the making of the Registration Statement.

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48. In addition, as the Registration Statement sets forth at length, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Registration Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

49. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

50. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

51. Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

RELIEF REQUESTED

WHEREFORE, Plaintiff demands injunctive relief in her favor and against the Defendants jointly and severally, as follows: A. Preliminarily and permanently enjoining Defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Proposed Transaction, unless and until Defendants disclose the material information identified above which has been omitted from the Registration Statement;

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B. Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, or granting Plaintiff rescissory damages;

C. Directing the Defendants to account to Plaintiff for all damages suffered as a result of their wrongdoing;

D. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

E. Granting such other and further equitable relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

Dated: August 31, 2021		MELWANI & CHAN LLP

	By:	/s/ Gloria Kui Melwani
Gloria Kui Melwani
1180 Avenue ofthe Americas, 8th Fl.
New York, NY 10036
Telephone: (212) 382-4620
Email: gloria@melwanichan.com

Attorneys for Plaintiff